RESEARCH AGREEMENT

This Research Agreement ("Agreement") is entered into by and between Composite Technology Corporation ("CTC"), a Nevada corporation, and the University of Southern California ("USC"), a California nonprofit educational institution incorporated under the laws of the State of California.

Recitals

WHEREAS, the research project contemplated by this Agreement is of mutual interest and benefit to USC and to CTC, will further the instructional, scholarship and research objectives of USC in a manner consistent with its status as a nonprofit, tax-exempt, educational institution, and may derive benefits for both CTC and USC through inventions, improvements and discoveries;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

Definitions

"Research" shall mean the project as described in Exhibit A hereof.

"Principal Investigator" shall be Dr. Steven Nutt.

"USC Intellectual Property" or "USC IP" shall mean individually and collectively all inventions, improvements and discoveries, whether or not covered by intellectual property protection, which are conceived or made by one or more employees of USC in performance of the Research.

SCHEDULE

1. **Contents and Order of Precedence**

This Agreement consists of the following in order of precedence:

- a. Schedule
- b. Exhibit A - Statement of Work
- c. etc.

2. **Research Work**

2.1 USC shall use reasonable efforts to perform such Research substantially in accordance with the terms and conditions of this Agreement. Anything in this Agreement to the contrary notwithstanding, CTC and USC may at any time amend the Research by mutual written agreement.

2.2 In the event that the Principal Investigator becomes unable or unwilling to continue the Research, and a mutually acceptable substitute is not available, USC or CTC shall have the option to terminate this Agreement.

2.3 Nothing in the Agreement shall be construed to limit the freedom of researchers, whether participants in this Agreement or not, from engaging in similar research inquiries made independently under other grants, contracts or agreements with parties other than CTC.

3. Period of Performance

The period of performance of this Agreement is June 1, 2003 through May 31, 2005. This Agreement shall become effective upon the date of last signature hereto and shall continue in effect for the full duration of the period of performance unless sooner terminated in accordance with the provisions of Article 15.

4. Reports

USC shall furnish CTC letter reports in such frequency as mutually agreed to by the parties summarizing the work conducted. A final report setting forth the accomplishments and significant research findings shall be prepared by USC and submitted to CTC within ninety (90) days of the expiration of the Agreement.

5. Costs, Billings and Other Support

5.1 It is agreed and understood by the parties hereto that, subject to Article 2, total costs to CTC hereunder shall not exceed the amount of $325,000. Payment shall be made by CTC in advance according to the following schedule:

Quarterly, in eight equal payments.

5.2 Checks shall be made payable to USC of Southern California (Fed ID No. 95-1642394) and sent to:

University of Southern California
Sponsored Projects Accounting
File #52095
Los Angeles, CA 90074-2095

5.3 In the event of termination of this Agreement pursuant to Article 15 hereof, CTC shall pay all costs accrued by USC as of date of termination, including noncancellable obligations. Such obligations shall include all noncancellable graduate fellowships and appointments called for in Exhibit A incurred prior to the effective date of termination. After termination, any obligation of the CTC for graduate fellowships and appointments shall end no later than the end of USC's academic year following termination.

6. Publicity

Neither party shall use the name, trade name, trademark or other designation of the other party in connection with any products, promotion or advertising without the prior written permission of the other party.

7. Publications

Subject to Section 8 of this Agreement, USC shall have the right, at its discretion, to release information or to publish any material resulting from the Research. University shall furnish CTC with a copy of any proposed publication thirty (30) days prior to submission for publication for

review and comment. CTC may request University to delay publishing such proposed publication for a maximum of an additional sixty (60) days in order to protect the potential patentability of any invention described therein. Notwithstanding the previous statement, the University may release information concerning the existence of the project, the general nature of the research, the level and duration of funding and the identity of the sponsor.

8. Confidentiality

8.1 During the course of this Agreement, the parties may provide each other with certain information, data, or material in writing which the disclosing party has clearly marked or identified in writing as confidential or proprietary in nature ("Confidential Information"). The receiving party shall receive and hold Confidential Information in confidence and agrees to use its reasonable efforts to prevent disclosure to third parties of Confidential Information in the manner the receiving party treats its own similar information.

8.2 The receiving party shall not consider information disclosed to it by the disclosing party Confidential Information which: (a) is now public knowledge or subsequently becomes such through no breach of this Agreement; (b) is rightfully in the receiving party's possession prior to the disclosing party's disclosure as shown by written records; (c) is disclosed to the receiving party by an independent third party who, to the best of the receiving party's knowledge, is not under an obligation of confidentiality for such information to the disclosing party; or (d) is independently developed by or for the receiving party without benefit of Confidential Information received from the disclosing party as shown by written records.

9. Rights in Data

USC shall retain custody of and title to data developed by USC in the performance of this Agreement. CTC shall have the nonexclusive royalty-free right to use, reproduce, and distribute such data for its own purposes. All data characterizing or otherwise merely testing CTC Products shall be owned by CTC and USC shall have no rights therein.

10. Intellectual Property

10.1 All rights and title to USC Intellectual Property under the Research shall belong to USC and shall be subject to the terms and conditions of this Agreement.

10.2 USC will promptly notify CTC of any USC Intellectual Property. CTC shall, upon reviewing such notification, determine whether to request USC to file, prosecute and maintain any patent application or application for other intellectual property protection, domestic or foreign, in USC's name. CTC shall bear all reasonable costs incurred in connection with such preparation, filing, prosecution and maintenance directed to said USC Intellectual Property. USC shall keep CTC advised as to all developments with respect to such applications and CTC shall be given an opportunity to review and comment thereon.

10.3 If CTC elects not to exercise its option in accordance with Article 11 herein or decides to discontinue the financial support of the application for intellectual property protection, USC shall be free to file or continue prosecution and maintenance on any such application, at USC's sole expense. If CTC elects to discontinue the financial support of the application for intellectual property protection prior to issuance of a valid patent, CTC thereby waives and gives up any right it may have under Article 11 below to license USC Intellectual Property.

11. Grant of Rights

USC grants CTC an irrevocable, royalty-free, non-exclusive, transferable, worldwide right and license to practice any and all USC Intellectual Property developed pursuant to this Agreement. USC grants CTC a time-limited first right to negotiate a worldwide, royalty-bearing exclusive license, with the right to sublicense, to USC Intellectual Property associated patent application or any resulting issued patent. Such first right must be exercised within six (6) months after disclosure of USC Intellectual Property to CTC in accordance with Article 10.2 above. USC and CTC shall negotiate the terms of any such option or license in good faith.

12. Copyrights

All rights to copyrightable materials, including computer software, first created during performance of the work funded under this Agreement shall vest in USC, with an irrevocable non-exclusive, transferable, worldwide, royalty-free license to CTC. USC grants CTC an option to exclusively license any such material(s) it wishes to develop for commercial purposes on reasonable terms and conditions, including commercially reasonable royalties, as the parties mutually agree in a separate writing. Such option shall extend for six (6) months from the first date of disclosure to CTC by USC that such material exists.

13. Arbitration

In the event of a dispute between the parties, the aggrieved party shall notify the other party and provide a detailed description of the alleged problem. The parties agree to use reasonable efforts to resolve such dispute by good faith negotiations and mutual agreement. In the event such informal resolution is not successful within a reasonable period of time, the Parties hereby agree to submit any claim or dispute arising out of or relating to the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator in Los Angeles, California. Subject to the terms of this paragraph, the Commercial Arbitration Rules of the American Arbitration Association shall govern the arbitration proceedings. The arbitrator shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, by the American Arbitration Association pursuant to its Rules. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court of competent jurisdiction. The costs of the arbitration proceeding, including all attorneys' fees, shall be paid by the Party against whom the arbitrator rules. This arbitration procedure is intended to be the sole and exclusive method of resolving any claim arising out of or relating to this Agreement.

14. Export

CTC agrees that it will at all times be in compliance with the United States government export regulations and laws and that any sub-CTC agreement will require that the sub-CTC is in compliance with these regulations and laws. The CTC asserts that it is not now doing business with any country to which the United States government prohibits export of products under consideration in this Research.

15. Termination

This Agreement may be terminated by either party upon thirty (30) days written notice to the other party. In the event of termination USC shall not incur any new obligations and shall use its best efforts to cancel as many outstanding obligations as possible. CTC shall allow full credit to

USC for any reasonable noncancellable obligations property incurred by USC prior to termination.

16. **Warranties Disclaimer**

16.1 USC agrees to perform the Research in accordance with prevailing professional standards.

16.2 USC MAKES NO WARRANTIES FOR ANY PURPOSE WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE RESEARCH OR THE RESULTS OF THE RESEARCH, INCLUDING THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR THE RESULTS OF THE RESEARCH UNDER THIS AGREEMENT. IN NO EVENT WILL USC BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES OF ANY NATURE IN CONNECTION WITH, ARISING OUT OF OR RELATING TO THIS AGREEMENT WITHOUT LIMITATION. Neither the Principal Investigator, CTC, nor any other person is authorized to give any such warranty in the name of or on behalf of USC.

17. **Insurance and Indemnification**

17.1 USC agrees to maintain adequate liability insurance, such protection being applicable to officers, employees and agents while acting within the scope of their employment by USC.

17.2 CTC agrees to hold harmless, indemnify and defend USC, its trustees, officers, employees and agents from all liabilities, demands, damages, expenses and losses arising out of (a) performance of this Agreement, except to the extent of USC's negligence or willful misconduct, (b) CTC's use of the results of the Research, or (c) CTC's use, manufacture or sale of products or inventions made by use of the results of the Research. The provisions of this paragraph shall survive completion or termination of this Agreement. CTC shall have the right to control any lawsuits or other legal proceedings associated with this paragraph, with attorneys of its choosing, and shall have the right to settle any such actions in its sole discretion.

17.3 CTC warrants that at its sole cost and expense it maintains in effect a policy or program of comprehensive general liability insurance or self-insurance on an occurrence made basis in single limit coverage of not less than Two Million Dollars ($2,000,000) per incident and Two Million Dollars ($2,000,000) annual aggregate for death, bodily injury, illness or property damage to support the indemnification obligations assumed herein. Such policy shall name USC as an additional insured and shall provide for not less than thirty (30) days prior written notice before any cancellation or material change in coverage shall be effective. A Certificate evidencing the comprehensive general liability policy shall be delivered to USC upon request.

18. **Independent Contractor**

USC is an independent contractor under this Agreement and not an agent, servant, employee, associate, joint venturer or partner of CTC.

19. **Governing Law**

19.1 USC and CTC agree to abide by all Federal, State, and local laws, rules, regulations, and ordinances in the performance of this Agreement.

19.2 This Agreement shall be governed and construed in accordance with the laws of the State of California. Jurisdiction and venue of any dispute arising out of this Agreement shall lie with any court of competent jurisdiction within the County of Los Angeles.

20. **Attorneys' Fees**
In the event litigation or arbitration is commenced to enforce any of the terms of this Agreement, the prevailing party shall recover, as part of the award and judgement, its reasonable attorneys' fees and costs of such litigation or arbitration from the non-prevailing party.

21. **Assignment**
Neither party shall assign nor encumber its rights or obligations under this Agreement without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the parties' respective successors and assigns.

22. **Waiver and Severability**
22.1 No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that or of any other provision hereof.

22.2 In the event a court or governmental agency of competent jurisdiction holds any provision of this Agreement to be invalid, such holding shall have no effect on the remaining provisions of this Agreement, and they shall continue in full force and effect. Upon such holding, the parties shall, within a reasonable period of time, determine whether the severed provision(s) detrimentally and materially affect the obligations or performance of either or both parties. If so affected, the parties shall, within a reasonable period of time, negotiate in good faith to modify this Agreement to relieve such effects. If such negotiations do not result in mutually agreeable modification to this Agreement, notwithstanding the provisions of Article 15 herein either effected party may terminate this Agreement upon providing the other party with thirty (30) days written notice of such termination.

23. **Agreement Modification**
This Agreement may be modified or amended, including extension of the term of this Agreement, at any time only by a written amendment executed by both parties.

24. **Notices**
Any notices given under this Agreement shall be in writing and delivered to the following addresses by return receipt mail, postage prepaid; by overnight courier service; or by facsimile transmission. Such notices shall be effective upon the third business day following mailing, if by mail; upon receipt, if by courier; or upon confirmation of successful transmission, if by facsimile.

For CTC:

Composite Technology Corporation
18881 Von Karman, Suite 1630
Irvine, CA 92612
Attn: C. Wm. Arrington

For USC:

University of Southern California
Department of Contracts and Grants
837 Downey Way
Los Angeles, CA 90089-1147
Attn: Irene Andreadis
Copy to: Dr. Steven Nutt

25. **Third Party Rights**
This Agreement shall not create any rights, including without limitation third-party beneficiary rights, in any person or entity not a party to this Agreement.

26. **Entire Agreement**
This Agreement constitutes the entire understanding between the parties hereto concerning the subject matter of this Agreement. There are no collateral, oral or written agreements or understandings. This Agreement supersedes any prior oral or written agreement or understanding between the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement in two or more counterparts, each as an original and all together as one instrument as of the date of last signature below written.

Composite Technology Corporation

By [signature]

Name C. Wm. ARRINGTON

Title President & COO

Date June 18, 2003

UNIVERSITY OF SOUTHERN CALIFORNIA

By [signature]

Name: Barbara Lewis
Associate Director

Title:

Date 6-23-03

EXHIBIT A

STATEMENT OF WORK